                                                                  EXHIBIT 21(i)

                           CONSOLIDATED SUBSIDIARIES

                 CRAIG CORPORATION'S CONSOLIDATED SUBSIDIARIES

Subsidiary                                         Incorporation  Ownership %
----------                                         -------------  -----------
Craig Management, Inc. .......................... California, USA     100%
Dimension Specialty Company...................... Delaware, USA       100%
James J. Cotter & Associates, Inc. .............. California, USA     100%
Craig Food and Hospitality, Inc. ................ Delaware, USA       100%
Reading Entertainment, Inc. ..................... Nevada, USA          78%
Citadel Holdings Corporation..................... Nevada, USA     32.38%/32.83%*

--------
* The Company has 32.38% direct and indirect interest in the common stock of Citadel Holding Corporation and has 32.83% voting power of Citadel Holding Corporation.